Exhibit 5.1

Our Ref:	242384:PAG

29 May 2025

The Board of Directors

Mixed Martial Arts Group Limited

Level 1, Suite 1, 29-33, The Corso

Manly, New South Wales, 2095

Dear Directors,

Opinion:

Mixed Martial Arts Group Limited – Registration Statement on Form S-8

We have acted as Australian counsel to Mixed Martial Arts Group Limited ACN 163 057 565, a company incorporated under the laws of the Commonwealth of Australia (Company), with respect to a Registration Statement on Form S-8 (Registration Statement) under the United States Securities Act of 1933, as amended (the Act), pertaining to the registration of up to 10,000,000 fully paid ordinary shares in the capital of the Company (the Plan Shares) which may be issued under the Company’s Employee Share Incentive Plan which was adopted by the Board of the Company 26 June 2023 (the Plan).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement; (ii) copy of the Constitution of the Company, as currently in effect; (iii) the Plan; and (iv) such other corporate records, Board resolutions and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or electronic copies and the authenticity of the originals of such latter documents. We have further assumed that the documents or copies thereof examined by us are true, complete and up-to-date and have not been amended, supplemented, rescinded, terminated or otherwise modified and that each individual future grant under the Plan made after the date hereof will be duly authorised by all necessary corporate action.

The opinion expressed herein is expressly limited to the laws of Commonwealth of Australia.

Based upon the foregoing and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Plan has been duly authorised and, when Plan Shares when issued pursuant to awards made in compliance with the Plan, those Plan Shares will be validly issued, fully paid and nonassessable1. It is noted that, while the Company has approved the Plan and a approved number of Plan Shares, the specific issue of Plan Shares under the Plan to particular participants will require future approval by the Board of the Company (or an authorised committee of the Company).

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of any change of law that occurs, or of any facts, circumstances, events or developments of which we become aware, after the date of this opinion letter, even if they would alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

QR Lawyers Pty Ltd

1 For the purpose of this opinion, the term “nonassessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares.